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                                                                    Exhibit 3.41

                                    BY-LAWS
                                       OF
                          MICHIGAN STATE SEED COMPANY

                                   ARTICLE I

                            Meetings of Stockholders

     Section 1.     Place of Meeting.   All meetings of stockholders for the
election of Directors or for any other purpose whatsoever shall be held at the office of the Company in the State of Minnesota, or elsewhere within or without the United States, as may be decided upon from time to time by the Chairman of the Board or by the Board of Directors and indicated in the notice of meeting.

     Section 2.     Annual Meetings.    The annual meeting of stockholders shall
be held on any day in each year, as may be determined by the Chairman of the Board or by the Board of Directors. The Board of Directors shall be elected there at and such other business transacted as may be specified in the notice of the meeting or as may be properly brought before the meeting.

     Section 3.     Special Meeting.    Special meetings of the stockholders may
be held on any business day when called by the Chairman of the Board, the Board of Directors, a majority of the Directors acting without a meeting, or the holders of a majority of the outstanding Common Stock.

     Section 4. Notice of Meeting. A written or printed notice of annual or special meeting of the stockholders stating the time and place and the purposes thereof shall be given to each stockholder entitled to vote there at and to each stockholder entitled to notice as provided by law, which notice unless served upon a stockholder in person shall be mailed to his last address appearing on the stockbook of the Company (unless he shall have filed with the Secretary of the Company a written request that notice intended for him be sent to some other address, in which case it shall be sent to the address designated in such request) not less than ten nor more than sixty days prior to the meeting. It shall be the duty of the Secretary to give written

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notice of the annual meeting, and of each special meeting when requested so to do by the officer, directors or stockholders calling such meeting. Any stockholder may waive in writing any notice required to be given by law or under these By-Laws (whether such waiver is executed before or after notice is required to be given) and by attendance or voting at any meeting without protesting the lack of proper notice shall be deemed to have waived notice thereof.

     Section 5. Quorum and Adjournments. Except as may otherwise be required by law or by the Certificate of Incorporation or by these By-Laws, the holders of a majority of the stock entitled to vote at a stockholders' meeting shall constitute a quorum to hold such meeting; provided, however, that any meeting may, by vote of the holders of a majority of the voting stock represented there at, adjourn from time to time and from place to place without notice other than by announcement at such meeting.


                                   ARTICLE II

                               Board of Directors

     Section 1.     Number.   The number of Directors shall consist of not less
than one (1) nor more than ten (10) members as the stockholders may determine, by the affirmative vote of the holders of a majority of the stock present and entitled to vote thereon. After any such determination, the number so determined shall continue as the authorized number of members of the Board until the same shall be changed by the stockholders as aforesaid. Directors need not be stockholders.

     Section 2. Manner of Election. At each annual meeting of the stockholders called for the purpose of electing directors, the persons receiving the greatest number of votes shall be the directors. Such election shall be by written ballot.

     Section 3. Tenure Vacancies. Directors shall hold office until the annual meeting next following their election or until their successors are respectively elected and qualified; subject, however, to prior resignation, death or removal as provided by law. Any director may resign at any time by oral statement to that effect made at a meeting of the Board of Directors, to

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be effective upon its acceptance by the Board, or in writing to that effect delivered to the Secretary, to be effective upon its acceptance or at the time specified in such writing. Vacancies in the Board of Directors may be filled for the unexpired term by a majority vote of its remaining directors, though less than a majority of the total authorized number of directors.

     Section 4. Organizational Meeting. Immediately after each annual meeting of the stockholders or special meeting held in lieu thereof, the newly elected Board of Directors, if a quorum is present, shall hold an organizational meeting at the same place for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given. If for any reason said organization meeting is not held at such time, or at such place, a special meeting for such purpose shall be held as soon thereafter as practicable.

     Section 5.     Regular Meeting.    Regular meetings of the Board of
Directors for the transaction of any business may be held at such times and places as may be determined by the Board of Directors. The Secretary shall give to each Director at least two (2) days' written notice of each such meeting. A member of the board or of a committee designated by the board may participate in a meeting by means of conference telephone or other means of remote communication through which all persons participating in the meeting can communicate with the other participants. Participation in a meeting pursuant to this subsection constitutes presence in person at the meeting.

     Section 6.     Special Meeting.    Special meetings of the Board of
Directors may be held at any time and place upon call by the Chairman of the Board, the President or any two Directors. Notice of each such meeting shall be given to each Director by letter, telex, telegram or telephone or in person not less than two days prior to such meeting; provided, however, that such notice shall be deemed to have been waived by the Directors attending or voting at any such meeting, without protesting the lack of proper notice, and may be waived in writing or by telex or telegram by any Director either before or after the meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at such meeting.

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     Section 7.  Quorum. At all meetings of the Board of Directors a majority of the Directors in office at the time shall constitute a quorum for the transaction of business, but in no case shall such quorum be less than one-third of the total authorized number of Directors.

     Section 8. Compensation. If so determined by the Board of Directors, all or any members of the Board of Directors or of any committee of the Board shall be paid for their services in such capacities either a fixed sum for attendance at each meeting of the Board or of such committee or such other amount as may be determined from time to time by the Board of Directors; and such compensation may be in addition to that received by any Director or any member of a committee as an officer or employee of the Company. Members may be reimbursed for expenses reasonably incurred by them in traveling to and from such meetings.

     Section 9. Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors or any Committee thereof at a meeting of such Board or committee may be taken in the absence of a meeting, by written consent of each and all members of the Board filed with the minutes of the meetings of the Board.

                                  ARTICLE III

                                   Committees


     The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees to consist of one or more of the Directors of the Company, which to the extent provided in said resolution or resolutions or in the By-Laws of the Company shall have and may exercise the powers of the Board of Directors of the Company in the management of the business and affairs of the Company and may have power to authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Company or as may be determined from time to time by resolution adopted by the Board of Directors.


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                                   ARTICLE IV

                                    Officers


     Section 1. Election of Officers. The Directors, at their organization meeting or at any special meeting held in lieu thereof, shall elect a President, a Secretary and a Treasurer, and, in their discretion, a Chairman of the Board, one or more other Vice-Presidents, a Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Directors may see fit. Any two offices may be held by the same person, but in any case where the action of more than one officer is required no person shall act in more than one capacity.

     Section 2. Tenure in Office. The officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their respective successors are chosen and qualified, except in case of resignation, death or removal. The Board of Directors may remove any officer at any time with or without cause by the vote of a majority of the Directors in office at the time. A vacancy in any office may be filled by election by the Board of Directors.

     Section 3. Powers and Duties of Officers in General. The powers and duties of the officers shall be exercised in all cases subject to such directions as the Board of Directors may see fit to give. The respective powers and duties hereinafter set forth are subject to alteration by the Board of Directors. The Board of Directors is also authorized to delegate the duties of any officer to any other officer, employee or committee and to require the performance of duties in addition to those provided for herein.

     Section 4. Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors and shall perform such other duties as may be assigned to him by the Board of Directors.

     Section 5. President. In the absence of non-election of a Chairman of the Board, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall be the Chief Executive Officer of the Corporation.


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     Section 6.  Vice-President.  In the absence or disability of the President and the Chairman of the Board, if any, the Vice-Presidents, in the order designated by the Board of Directors, shall preside at all meetings of the stockholders and the Board of Directors. If so designated by the Board of Directors, other Vice-Presidents may be designated as being in charge of specified functions or as managers of specified divisions.

     Section 7. Secretary. The Secretary shall attend and keep the minutes of all meetings of the shareholders and of the directors. He shall keep such records as may be required by the directors, shall give all notices of shareholders' and directors' meetings required by law or these By-Laws, or otherwise.

     Section 8. Treasurer. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other corporations and similar property belonging to the Corporation, and shall do with the same as shall be ordered by the directors. He shall keep accurate financial accounts, and hold the same open for the inspection and examination of the directors. On the expiration of his term of office, he shall turn over to his successor, or the directors, all property, books, papers and money of the Corporation in his hands.

     Section 9. Other Officers. All other officers shall have such powers and duties as may be prescribed by the Board of Directors, or, in the absence of their action, by the Chief Executive Officer of the Company or by the respective officers having supervision over them.

     Section 10. Compensation. The Board of Directors is authorized to determine, or to provide the method of determining, or to empower a committee of its members to determine, the compensation of all officers.

     Section 11. Bond. Any officer, if so required by the Board of Directors, shall furnish a fidelity bond in such sum and with such security as the Board of Directors may require.

     Section 12. Signing Checks and Other Instruments. The Board of Directors is authorized to determine or provide the method of determining the manner in which deeds,


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contracts and other obligations and instruments of the Company shall be signed.
However, persons doing business with the Company shall be entitled to rely upon the action of the Chairman of the Board or the President in executing contracts and other obligations and instruments, other than deeds, of the Company as having been duly authorized and to rely upon the action of any of said officers together with the Secretary or an Assistant Secretary in executing deeds in the name of the Company as having been duly authorized. The Board of Directors of the Company is authorized to designate or provide the method of designating depositaries of the funds of the Company and to determine or provide the method of determining the manner in which checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

                                   ARTICLE V

                   Indemnification of Directors and Officers

     Each person who is or was a Director or officer of the Company or is or was serving at the request of the Company as a director or officer of another enterprise (and his heirs, executors and administrators) shall be indemnified by the Company against reasonable expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in his capacity as a Director or officer or arising out of his status as such, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (1) to the extent, and according to the procedures and requirements, set forth in the General Corporation Law of Michigan and, in addition (2) to the extent authorized upon a determination that such person acted in good faith and is fairly and reasonably entitled to be indemnified in view of all the circumstances, such determination, including the authorized extent of indemnification, to be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested Directors so directs, by independent legal counsel selected by the Board of Directors of the Company in a written opinion, or (c) by the stockholders, but shares held by


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directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.


                                   ARTICLE VI
                                  Fiscal Year


     The fiscal year of the Company shall end on December 31st unless and until the Board of Directors shall otherwise determine.


                                  ARTICLE VII
                                   Amendments


     These By-Laws may be altered, repealed or amended in any respect or superseded by new By-Laws in whole or in part by the Board of Directors or by the affirmative vote of the holders of a majority of the stock entitled to vote thereon at any annual or special meeting of the stockholders, if notice of the proposed alteration, repeal or amendment be contained in the notice of the meeting.



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